Exhibit 99.1

Technical Communications Corporation Reports Results for the Three and Six Months Ended March 29, 2014

CONCORD, Mass.--(BUSINESS WIRE)--May 13, 2014--Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the three and six months ended March 29, 2014. For the second quarter of the Company’s 2014 fiscal year, the Company reported a net loss of ($1,467,000), or ($0.80) per share, on revenue of $1,293,000, compared to a net loss of ($328,000), or ($0.18) per share, on revenue of $546,000 for the quarter ended March 30, 2013. For the six months ended March 29, 2014, the Company reported a net loss of ($1,282,000), or ($0.70) per share, on revenue of $3,802,000, compared to a net loss of ($638,000), or ($0.35) per share, on revenue of $2,142,000 for the six months ended March 30, 2013.

The higher than expected loss for the second quarter of fiscal 2014 was primarily attributable to a tax provision in the amount of $821,000, a result of cumulative losses over the previous 10 quarters leading to the establishment of a valuation allowance against deferred tax assets during the quarter ended March 29, 2014. This compares to a tax benefit in the amount of $656,000 for the quarter ended March 30, 2013.

Carl H. Guild, Jr., President and CEO of TCC, commented, “Delays in the receipt of certain foreign and domestic contracts negatively impacted our profitability for the quarter. We believe that these delays, coupled with customer and production delivery requirements, will result in lower than expected revenue for the remainder of fiscal 2014.”

“Despite these setbacks, we ended the second quarter of fiscal 2014 with a $1 million backlog and a healthy pipeline of potential contracts. We have also continued marketing our new voice and data network encryption systems, and remain optimistic about expanded market opportunities for long-term growth,” concluded Guild.

Activity highlights during the quarter included shipping the balance of orders from a domestic radio manufacturer for our DSP 9000 secure radio system for deployment to Afghanistan. TCC also continued the delivery of secure radio systems and training orders to a domestic prime contractor supporting a government customer in North Africa.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 28, 2013, and its Annual Report on Form 10-K for the fiscal year ended September 28, 2013 and the “Risk Factors” section included therein.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended
	(Unaudited)
	03/29/2014	03/30/2013
Net sales	$ 1,293,000	$ 546,000
Gross profit	956,000	489,000
S, G & A expense	842,000	693,000
Product development costs	766,000	789,000
Operating loss	(652,000)	(993,000)
Income tax provision (benefit)	821,000	(656,000)
Net loss	(1,467,000)	(328,000)
Net loss per share:
Basic	$ (0.80)	$ (0.18)
Diluted	$ (0.80)	$ (0.18)

	Six Months Ended
	(Unaudited)
	03/29/2014	03/30/2013
Net sales	$ 3,802,000	$ 2,142,000
Gross profit	2,676,000	1,591,000
S, G & A expense	1,549,000	1,471,000
Product development costs	1,528,000	1,645,000
Operating loss	(401,000)	(1,524,000)
Income tax provision (benefit)	894,000	(870,000)
Net loss	(1,282,000)	(638,000)
Net loss per share:
Basic	$ (0.70)	$ (0.35)
Diluted	$ (0.70)	$ (0.35)

Condensed consolidated balance sheets
	03/29/2014	9/28/2013
	(Unaudited)	(derived from audited financial statements)
Cash and marketable securities	$ 5,938,000	$ 4,581,000
Accounts receivable, net	251,000	1,376,000
Inventory	2,129,000	2,619,000
Deferred & refundable income taxes	729,000	1,618,000
Other current assets	234,000	225,000
Total current assets	9,281,000	10,419,000
Marketable securities	1,335,000	1,463,000
Property and equipment, net	474,000	469,000

Total assets	$ 11,090,000	$ 12,351,000

Accounts payable	159,000	262,000
Accrued expenses and other current liabilities	658,000	667,000
Total current liabilities	817,000	929,000
Total stockholders’ equity	10,273,000	11,422,000
Total liabilities and stockholders’ equity	$ 11,090,000	$ 12,351,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com